Exhibit 10.5

January 26, 2018

Mr. Anthony Krug

Re:                             Separation Agreement and Release

Dear Mr. Krug:

This will confirm that your employment with Mack-Cali Realty Corporation (“Mack-Cali” or the “Company”) will terminate effective March 31, 2018 (the “Separation Date”). During your continued employment, you shall retain the title of Chief Financial Officer,  up to and until such time as the Company files the 2017 Form 10-K with the Securities and Exchange Commission.

In consideration for you continuing to perform your duties up to and including your Separation Date and for the release set forth below, Mack-Cali has decided to offer you the additional items of compensation listed in Paragraphs 1 through 6 below.

1.                                      If you remain in full-time, active employment and continue to perform your duties in a satisfactory manner through your Separation Date, and provided that you (a) sign and return this Agreement on or before February 20, 2018 (such date of signature and return being the “Effective Date”), and (b) not earlier than the Separation Date, you execute, and do not revoke, a supplemental release of any claims that may accrue between the date of this Agreement substantially in the form attached as Exhibit A (the “Supplemental Release”), then you will receive a separation payment in the amount of $1,312,500.00, less mandatory and authorized federal and state deductions and withholdings (the “Separation Payment”).  The Separation Payment will be paid in a lump sum within twelve (12) business days after you sign and deliver the Supplemental Release to the Company following the Separation Date.

2.                                      If you qualify for the Separation Payment as set forth above, you will also be paid (a) your 2017 bonus (when determined), (b)  a gross amount of $93,750, less mandatory deductions, representing a prorated portion of your 2018 target bonus, (c) the pro rata portion of your 2018 car allowance and (d) any accrued, unused vacation time. Notwithstanding the forgoing,  if the amount of your 2017 bonus  is determined prior to the Separation Date, you will receive payment for that bonus at the time it would otherwise be payable to you.

3.                                      If you qualify for the Separation Payment as set forth above, and provided that you have elected COBRA medical and dental insurance continuation coverage, Mack-Cali will also make COBRA (continuation of medical and dental insurance) premium payments on behalf of you and your eligible dependents for eighteen (18) months.  If COBRA coverage is still in effect at the end of the eighteen (18) month period, Mack-Cali will make an additional payment to you equal to six (6) times the monthly COBRA premium.

4.                                      If you qualify for the Separation Payment as set forth above, then as of the Effective Date, and notwithstanding anything to the contrary in the “2016 Time-Based Long-Term Incentive Plan Award Agreement,” the “2016 Performance-Based Long-Term Incentive Plan Award Agreement,” the “2017 Time-Based Long-Term Incentive Plan Award Agreement,” and the “2017 Performance-Based Long-Term Incentive Award Agreement” (collectively, the “LTIP Award Agreements”), your “Award LTIP Units” (as such term is defined in the LTIP Award Agreements) shall become fully vested as of the Separation Date for all purposes under Sections 4 and 5 of each of the LTIP Award Agreements in the amounts set forth on Schedule A attached hereto.  Notwithstanding anything to the contrary in Section 5(a) of each of the LTIP Award Agreements, the provisions of this Paragraph 4 shall supersede the provisions of Sections 5(b)(i), 5(b)(ii) and 5(b)(iii) of each of the 2016 Performance-Based Long-Term Incentive Plan Award Agreement and the 2017 Performance-Based Long-Term Incentive Award Agreement and Section 5(b)(ii) and 5(b)(v) of each of the 2016 Time-Based Long-Term Incentive Plan Award Agreement and the 2017 Time-Based Long-Term Incentive Plan Award Agreement, as applicable, and shall exclusively govern the treatment of your Award LTIP Units listed on Schedule A attached hereto, in each case, in the event that you qualify for the Separation Payment as set forth above.

5.                                     If you qualify for the Separation Payment as set forth above, Mack-Cali’s Chief Executive Officer will provide you with a letter of recommendation reflecting your many years of outstanding service to the Company and its shareholders.

6.                                     If you qualify for the Separation Payment set forth above, upon presentation of an appropriate invoice to the General Counsel, the Company will pay any reasonable legal fees that you incur in relation to the review of this Agreement and related advice that you receive, up to a total of $10,000.00.

In consideration of this offer of additional compensation and other benefits set forth in Paragraphs 1 through 6 above, you agree to the following:

A.                                    You (on behalf of yourself and your spouse, agents, heirs, executors, estates, representatives, successors and assigns) release Mack-Cali Realty L.P. and Mack-Cali Realty Corporation, their respective predecessors, successors, affiliates, subsidiaries, parents and assigns (collectively and individually, the “Employer”), and their officers, directors, managers, trustees, shareholders, partners, members, employees, agents and all persons acting by, through, under, or in concert with them or any of them (collectively called “Employer Releasees”), from any and all liability, obligations, causes of action, claims, and/or demands whatsoever in law or equity arising or that may arise from any aspect of your employment with the Employer and separation from that employment.  This release includes, but is not limited to (1) all wrongful discharge claims (including but not limited to claims based on breach of contract or implied contract, breach of the covenant of good faith and fair dealing, or violation of public policy); (2) claims under Title VII of the Civil Rights Act of 1964 as amended (which prohibits discrimination on the basis of color, national origin, race, religion, and sex); (3) claims under the Age Discrimination in Employment Act (which prohibits discrimination against persons 40 years of age or older because of age); (4) claims under the Employee Retirement Income Security Act of 1974, as amended; (5) claims under the Older Workers Benefit Protection Act of 1990; (6) claims under the Civil Rights Act of 1866; (7) claims under the Sarbanes-Oxley Act of 2002; (8) claims under the Consolidated Omnibus Budget Reconciliation Act; (9) claims under the Immigration Reform and Control Act; (10) claims under the National Labor Relations Act; (11) claims under the Americans With Disabilities Act (which prohibits discrimination on the basis of disabilities); (12) claims under the federal and state Family and Medical Leave Acts; (13) claims under the Genetic Information Non-discrimination Act; (14) claims under any state or federal wage and hour law; (15) claims under the New Jersey Law Against Discrimination (which prohibits discrimination on the basis of age, color, handicap, national origin, race, religion, sex, or sexual orientation); (16) claims under the New Jersey Conscientious Employee Protection Act; (17) claims under the New Jersey SAFE Act; and (18) claims under any other federal or state statute, common law, or decisional law, as well as claims for negligent and/or intentional infliction of emotional distress, for alleged interference with any contract, economic opportunity or prospective economic advantage, or for alleged violation of any federal, state or local law, regulation, ordinance or common-law duty relating to, arising out of, or having any bearing whatsoever on, your former employment by the Employer, including your separation from that employment.

B.                                    You also release all other claims you have or may have against the Employer and/or the Employer Releasees, whether known or unknown. Nothing in this Agreement is intended to, nor shall it,  release the Company from any obligation it may have to defend and indemnify you for any claims arising from your role as an officer of the Company pursuant to the Indemnification Agreement between the Company and you dated October 22, 2002, except as otherwise provided in Paragraph F below.

C.                                    Nothing in this Release requires you to waive any rights or claims that you may have arising under the Age Discrimination in Employment Act unless you have been afforded at least twenty one (21) days to consider this Agreement, and the release of those claims shall not become effective until seven (7) days after you sign this Agreement.  During this seven-day period, you have the right to revoke the release of those claims, in which event this Agreement will become null and void and of no further force or effect and you will lose your right to receive the additional compensation and benefits set forth in Paragraphs 1 through 6 above. You may revoke your release by sending a letter indicating that you withdraw your agreement to the Separation Agreement and Release to Gary Wagner, General Counsel and Secretary, at Mack-Cali Realty Corporation, Harborside 3, 210 Hudson Street, Suite 400, Jersey City, N.J. 07311.

D.                                    In the event any charge or complaint is filed or any action is pursued by you or on your behalf by or before any federal, state, or local agency or court, you hereby waive your right to any damages from any such action.  You agree not to assign any rights to bring such a charge or complaint to any person or entity.

E.                                     For a period of  three (3) months following the Separation Date, you will be available, at reasonable times and for reasonable periods, not to exceed eight (8) hours a week, to respond to inquiries from and provide information to Company employees and/or outside professionals.

F.                                      In further consideration of the covenants that you have undertaken, the Company hereby waives, releases and forever discharges you from and with respect to any and all claims, grievances, injuries, controversies, agreements, covenants, promises, debts, accounts, actions, causes of action, suits, arbitrations, sums of money, attorneys’ fees, costs, damages, and any right to any monetary recovery or any other relief, whether known or unknown, in law or in equity, by contract, tort or pursuant to federal, state or local statute, regulation, ordinance or common law, which the Company now has, ever had, or may hereafter have, based upon or arising from any fact or set of facts, whether known or unknown to the Company, from the beginning of time until the Separation Date, other than claims that the Company does not know of, or have reason to know of, for intentional acts detrimental to the Company including but not limited to misappropriation of material assets.

G.                                    The additional items of compensation provided to you under this Agreement are in lieu of any other compensation, bonus, severance, or separation benefit to which you might otherwise be entitled in connection with your separation from employment under any employment or severance agreement (including, without limitation, the Severance Agreement, dated as of March 4, 2015, between you and the Company), employment policy or employee benefit plan of the Employer.  By accepting this Agreement, you expressly waive and surrender your rights, if any, to benefits under any such agreement, policy or plan.  This Agreement does not, however, affect your entitlement to benefits, if any, under any existing qualified retirement plan.  You will cease to be a participant in any of Mack-Cali’s benefit plans, except as set forth in Paragraph 2 above and to the extent you may have vested benefits in the Employer’s 401(k) Plan.

H.                                   You agree and promise that you will not disclose, either directly or indirectly, in any manner whatsoever, any information regarding either (i) the substance or existence of any complaints, claims, charges and/or actions against the Employer or Employer Releasee, or (ii) the existence, terms or contents of this Agreement and Release, to any person or organization, including, but not limited to, members of the press and media, present and former officers, employees and agents of the Employer, friends, co-workers, competitors of Mack-Cali, employers and other members of the public, unless such information is otherwise publicly available prior to your disclosure.  This Paragraph shall not preclude you from disclosing the existence or terms of this Agreement and Release to (iii) governmental authorities; and (iv) your own attorneys and accountants, who shall also be obligated to keep this information confidential.

I.                                        You acknowledge and agree that in the course of your employment with the Employer (and, if applicable, its predecessors and affiliates), you have been and will be allowed to become acquainted with the Employer’s business affairs, information, trade secrets, and other matters which are of a proprietary or confidential nature, including, but not limited to, the Employer’s operations, business opportunities, price, rent and cost information, financial information, tenant information, business plans, various techniques, manuals, costs and profit margins, rates, competitive analyses, letters, notebooks, procedures, reports, products, processes, services, and other confidential information and knowledge (collectively, the “Confidential Information”) concerning the Employer’s businesses.  You understand, acknowledge and agree that such Confidential Information is confidential, and you agree not to disclose such Confidential Information to anyone outside the Employer except to the extent that you are required by order of a court (by subpoena or similar process) to disclose or discuss any Confidential Information.  You further agree that all Confidential Information shall be kept strictly confidential by you and will not be disclosed by you to any employees, directors, shareholders, agents, advisors or representatives of any new employer or competitor of Mack-Cali, and that you will not use or allow the use for any purpose of the Confidential Information or notes, summaries or other material derived by you from the Confidential Information.  You agree that you will not remove any Confidential Information from Employer’s premises and will promptly return to Employer any Confidential Information previously removed by you from Employer’s premises.  You agree that the breach of any provision of this Paragraph will cause irreparable harm to Employer for which remedies at law will be inadequate.  Accordingly, in the event of any breach or threatened or attempted breach of any provision of this Separation Agreement by you, Employer shall, in addition to all other remedies, be entitled to a temporary and permanent injunction restraining such breach, and to a decree for specific performance of this provision, without being required to show actual damages or to furnish any bond or other security.

J.                                        You agree that, unless directed to do so by Court Order or subpoena, you will not give testimony or evidence against the Employer  or any Employer Releasee in any civil action with respect to your current, future or former employment by the Employer, the terms and conditions of such employment, your separation from such employment, your compensation or benefits, or any complaints, claims, actions and/or charges against the Employer or any Employer Releasee.

K.                                    You will not write or say anything which will adversely affect the interests of the Employer Releasees or the Employer, its directors, officers, shareholders or employees, or anyone acting on behalf of the Employer following your separation.

L.                                     Nothing in this Agreement is intended to alter the Company’s existing policies and procedures regarding employee reporting of potential violations of law or is intended to or should be construed to prevent or impede you from voluntarily communicating with any governmental agencies (including, without limitation, the Securities and Exchange Commission) regarding possible violations of law, or to limit your ability to seek or accept a financial award for providing information to any governmental agency.

M.                                 You represent and agree that on your Separation Date you will, you have or will immediately turn over all of the Employer’s property in your possession including, but not limited to, any financial information, personnel information, computer records, and any other documents, I.D. Cards, computer access cards, machinery, tools,  and keys. You will however be permitted to retain any laptops, tablets and cell phones previously issued to you by the Company.

N.                                    You acknowledge that this Agreement is not an admission that the Employer and/or Employer Releasees violated any law or obligation to you.

O.                                    If you or any other party bound by this Agreement commences, joins in, or in any manner seeks relief through any suit arising out of, based upon, or relating to any of the claims released by this Agreement, or in any manner asserts against any Employer Releasee or the Employer any of the claims released by this Agreement, then the party seeking such relief shall pay to the Employer Releasee or the Employer, in addition to any other damages, all attorneys’ fees incurred by the Employer Releasee or Employer in defending or otherwise responding to the suit or claim, and the Employer can require that party to return all but $100.00 of the money and cost of benefits paid to you as consideration for this Separation Agreement and Release and the Supplemental Release.

P.                                      This Agreement, and all of the terms, covenants, and conditions contained in it, are binding upon you, your spouse, heirs, executors, agents, estates, successors, assigns, legal representatives, and transferees, and upon all successors, heirs, agents, successors, assigns, legal representatives, and transferees of the Employer and Employer Releasees.

Q.                                    By signing this Agreement, you acknowledge that you have carefully read it and understand its terms, that you have been advised to seek the advice of a lawyer before signing it, that you have voluntarily and knowingly executed this Agreement, and that you fully appreciate the effect of executing it.  You further acknowledge that you have had sufficient time to consider the Agreement and its ramifications without coercion or intimidation before executing it.

7.                                      Should you choose to accept the offer described in this Separation Agreement and Release, you will be required to remain a full-time active employee of the Company through your Separation Date.  As such, you remain obligated to perform your duties in a satisfactory manner throughout that period of time.  That means that both your performance and your regular attendance at work must remain satisfactory.  If a problem develops, which if curable, you fail to cure within five (5) days following a written warning, your employment may be terminated by the Company, without any further obligation by the Employer under this Agreement.  In addition, if you choose to leave your employment with the Company prior to your Separation Date, you will forfeit any and all right to the benefits described in Paragraphs 1 through 6 of this Agreement.

8.                                     If  after the date of this Separation Agreement and Release but prior to the date on which you have received any of the benefits described in Paragraphs 1 through 6 of this Agreement, you accept an offer of employment with Roseland Residential Trust, Roseland Residential, L.P., Roseland Management Services, L.P., Belle Associates, LLC., Mack-Cali Realty L.P. or Mack-Cali Realty Corporation or any of their respective predecessors, successors, affiliates, subsidiaries or parents, then the Company’s offer of additional items of compensation and benefits set forth in Paragraphs 1 through 6 above shall automatically be withdrawn by the Company, and you will no longer be eligible to receive the Separation Payment or any of the other compensation and benefits.

9.                                      This Agreement and Release contains the full agreement of the parties and may not be modified, altered, changed or terminated except upon the express prior written consent of the parties, which consent must be in writing and signed by the parties or their duly authorized agents. No other agreement pertaining to the subject matter of this Agreement shall be binding unless it is in writing and signed by the parties hereto.

10.                              The waiver by any party of a breach of any provision of this Separation Agreement shall not operate or be construed as a waiver of that breach by any other party or as a waiver of any subsequent breach by any party.

11.                              The terms of this Separation Agreement shall be governed by the laws of New Jersey. The parties consent to the exclusive jurisdiction of the state and federal courts of New Jersey for the resolution of any disputes regarding the terms and subject matter of this Separation Agreement.

This Agreement must be returned to Gary Wagner, General Counsel and Secretary at Mack-Cali Realty Corporation, Harborside 3, 210 Hudson Street, Suite 400, Jersey City, NJ 07311 no later than February 20, 2018.

If this Agreement is not returned by February 20, 2018, it shall be automatically withdrawn and the additional compensation and benefits offered to you here will no longer be available to you, without any further notice.  The enclosed duplicate original of this Agreement is for you to retain for your records.  Should you have any questions regarding this Agreement, please contact Gary Wagner at 732-590-1516.

Very truly yours,

MACK-CALI REALTY CORPORATION

By:	/s/ Michael J. DeMarco
Michael J. DeMarco,
Chief Executive Officer

BY SIGNING UNDER “OPTION 1” BELOW, YOU ACKNOWLEDGE:

A.                          YOU HAVE READ THIS AGREEMENT AND RELEASE;

B.                          YOU UNDERSTAND IT AND KNOW THAT YOU ARE GIVING UP IMPORTANT RIGHTS;

C.                          YOU AGREE WITH EVERYTHING IN IT;

D.                          YOU HAVE BEEN ADVISED TO CONSULT WITH A LAWYER PRIOR TO EXECUTING THIS AGREEMENT AND RELEASE;

E.                          YOU HAVE BEEN AFFORDED AT LEAST 21 DAYS TO CONSIDER THIS AGREEMENT AND RELEASE;

F.                           YOU HAVE SEVEN (7) DAYS AFTER SIGNING THIS AGREEMENT TO REVOKE YOUR RELEASE OF CLAIMS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT;

G.                         YOU HAVE SIGNED THIS AGREEMENT AND RELEASE KNOWINGLY AND VOLUNTARILY.

OPTIONS

ELECT 1 OR 2

Please sign under one of the two options:

OPTION 1

I elect to receive the offer of additional compensation and benefits in Paragraphs 1 through 6 in exchange for my agreement to the terms of Paragraphs A through Q and 7 through 11.

/s/ Anthony Krug	January 26, 2018
Signature	Date

OPTION 2

I do not elect to receive the offer of additional compensation.

Signature	Date

IF THIS AGREEMENT IS NOT SIGNED AND RETURNED BY FEBRUARY 20, 2018, IT SHALL BE AUTOMATICALLY WITHDRAWN AND THE BENEFITS OFFERED TO YOU IN IT WILL NO LONGER BE AVAILABLE TO YOU, WITHOUT FURTHER NOTICE.

EXHIBIT A

SUPPLEMENTAL RELEASE

In order for you to be eligible to receive the payments and benefits described in Paragraphs 1 through 6 of the Separation Agreement and Release (the “Separation Agreement”) between you and Mack-Cali Realty Corporation (“Mack-Cali” or the “Company”), which are payable after your Separation Date (as defined in the Separation Agreement), you must execute this Supplemental Release (the “Supplemental Release”) and not partially revoke the Supplemental Release as provided in Paragraph 3 below.  You must execute this Supplemental Release not earlier than your Separation Date, and not later than twenty one (21) days after your Separation Date, and none of the payments and benefits described in Paragraphs 1 through 6 of the Separation Agreement will be paid to you until the period for revoking this Supplemental Release has expired.

1.                                      Release of Claims.  In exchange for the promises and covenants made in the Separation Agreement by Mack-Cali, I (on behalf of myself and my spouse, agents, heirs, executors, estates, representatives, successors and assigns) release Mack-Cali Realty L.P. and Mack-Cali Realty Corporation, their respective predecessors, successors, affiliates, subsidiaries, parents and assigns (collectively and individually, the “Employer”), and their officers, directors, managers, trustees, shareholders, partners, members, employees, agents and all persons acting by, through, under, or in concert with them or any of them (collectively called “Employer Releasees”), from any and all liability, obligations, causes of action, claims, and/or demands whatsoever in law or equity arising or that may arise from any aspect of your employment with the Employer and separation from that employment.  This release includes, but is not limited to (1) all wrongful discharge claims (including but not limited to claims based on breach of contract or implied contract, breach of the covenant of good faith and fair dealing, or violation of public policy); (2) claims under Title VII of the Civil Rights Act of 1964 as amended (which prohibits discrimination on the basis of color, national origin, race, religion, and sex); (3) claims under the Age Discrimination in Employment Act (which prohibits discrimination against persons 40 years of age or older because of age); (4) claims under the Employee Retirement Income Security Act of 1974, as amended; (5) claims under the Older Workers Benefit Protection Act of 1990; (6) claims under the Civil Rights Act of 1866; (7) claims under the Sarbanes-Oxley Act of 2002; (8) claims under the Consolidated Omnibus Budget Reconciliation Act; (9) claims under the Immigration Reform and Control Act; (10) claims under the National Labor Relations Act; (11) claims under the Americans With Disabilities Act (which prohibits discrimination on the basis of disabilities); (12) claims under the federal and state Family and Medical Leave Acts; (13) claims under the Genetic Information Non-discrimination Act; (14) claims under any state or federal wage and hour law; (15) claims under the New Jersey Law Against Discrimination (which prohibits discrimination on the basis of age, color, handicap, national origin, race, religion, sex, or sexual orientation); (16) claims under the New Jersey Conscientious Employee Protection Act; (17) claims under the

New Jersey SAFE Act; and (18) claims under any other federal or state statute, common law, or decisional law, as well as claims for negligent and/or intentional infliction of emotional distress, for alleged interference with any contract, economic opportunity or prospective economic advantage, or for alleged violation of any federal, state or local law, regulation, ordinance or common-law duty relating to, arising out of, or having any bearing whatsoever on, your former employment by the Employer, including your separation from that employment. By its terms, this Supplemental Release includes not only claims arising before the day I sign this Supplemental Release, but also all claims arising from that day forward arising from the then-present effect of acts or conduct occurring before that day.

2.                                      Additional Release Exclusions and Other Employee Protections.  Nothing in the above release provisions nor anything else in this Supplemental Release is intended or shall be construed to interfere with my right to file a charge or cooperate with, provide information to, or participate in an investigation or proceeding conducted by, the Equal Employment Opportunity Commission (“EEOC”) or to prevent or impede me from voluntarily communicating with any other federal or state governmental, regulatory or law enforcement agency, including, without limitation, the Securities and Exchange Commission, regarding possible violations of law, or to limit my ability to seek or accept a financial award for providing information to any governmental agency.  I do however give up all rights to recover money or other individual relief from the Employer and Employer Releasees in connection with any administrative charge, investigation, or proceeding, whether initiated by me or another individual or an agency and whether individual or class allegations are involved.

3.                                      Right to Partially Revoke.  I understand that I have twenty one (21) days within which to consider this Supplemental Release before signing, and that I may revoke my release of any claims under the Age Discrimination in Employment Act (“ADEA”) (and covenant not to sue with respect to any such claims) within seven (7) days after signing it. For my revocation to be effective, a written notice of revocation must be received by Mack-Cali before the eighth (8th) day after I signed this Supplemental Release.  I further understand that if I revoke my release of claims under the ADEA, I will retain the right to assert any claims under the ADEA that have arisen since my execution of the Separation Agreement, and Mack-Cali’s only obligation under the Separation Agreement will be to pay me $100.00 in lieu of the payments and benefits to which I would otherwise be entitled under Paragraphs 1 through 6 of the Separation Agreement.  All other provisions of this Supplemental Release, including  my release of all claims other than those arising under the ADEA, and all other provisions of the Separation Agreement, including my release of claims (including those arising under the ADEA) existing on the date I signed the Separation Agreement, will remain in full force and effect.  None of the benefits and payments described in Paragraphs 1 through 6 shall be paid to me until such revocation period has expired.

4.                                      Additional Employee Representations. I acknowledge that:

A.                                    I HAVE READ THIS SUPPLEMENTAL RELEASE;

B.                                    I UNDERSTAND IT AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS;

C.                                    I AGREE WITH EVERYTHING IN IT;

D.                                    I HAVE BEEN ADVISED TO CONSULT WITH A LAWYER PRIOR TO EXECUTING THIS SUPPLEMENTAL RELEASE;

E.                                     I HAVE BEEN AFFORDED AT LEAST 21 DAYS TO CONSIDER THIS SUPPLEMENTAL RELEASE;

F.                                      I HAVE SEVEN (7) DAYS AFTER SIGNING THIS SUPPLEMENTAL RELEASE TO REVOKE MY RELEASE OF CLAIMS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT;

G.                                    I HAVE SIGNED THIS AGREEMENT AND RELEASE KNOWINGLY AND VOLUNTARILY.

Dated:
Signature

Schedule A

Vesting of Award LTIP Units

1.                                      Class A 2016 LTIP Units (Performance-Based):                               7,437 LTIP Units.

2.                                      Class B 2016 LTIP Units (Time-Based):                         7,373 LTIP Units.

3.                                      Class C 2016 LTIP Units (Performance-Based):                               11,228 LTIP Units.

4.                                      Class D 2016 LTIP Units (Time-Based):                         5,933 LTIP Units.